Exhibit 99.1

News Release

For Immediate Distribution

For More Information Contact

Paul Doucette, VP Business Development

713-623-0790

Jury Awards Cornell Companies $6.5 Million

Fulton County, Ga., Jury Finds Fraud in Escrow Case and

Awards Punitive Damages in the Amount of $1.4 Million plus Attorney’s Fees

Houston, TX (December 21, 2004) – Today Cornell Companies, Inc. (NYSE: CRN) announced that on December 17, 2004 a jury in Fulton County, Ga., awarded the Company a judgment for approximately $6.5 million in actual damages, $1.4 million in punitive damages and attorney’s fees in the case of Cornell Corrections of California, Inc., a Cornell Companies subsidiary, versus Longboat Global Advisors, LLC, et. al. The punitive damages award may be adjusted downward because of a Georgia rule regarding caps on punitive damages awards. The verdict awarded to the Company for actual damages assesses pre-judgment interest at a rate of 7 percent from the date of the loss through the date of judgment.

In this case, Cornell Companies alleged that defendant Longboat Global Advisors, LLC breached an escrow agreement with the Company and that defendants Edgar J. Beaudreault, Jr., Hasco Financial, Howard Sperling and Robert B. Surles conspired to defraud the Company of funds directed to the escrow account in connection with the purchase of land and the construction of the Southern Peaks Regional Treatment Center.

“Cornell has always believed that defendant Longboat breached the escrow agreement and that the other defendants in this case deliberately conspired to defraud the company of its funds. We are pleased that the jury in this case confirmed our belief,” said Harry J. Phillips, Jr., Chairman and CEO of Cornell Companies.

The Company expects to move quickly to have judgment entered on the verdict.

“We will pursue every possible means to collect on the judgments announced last week and to restore the lost funds to our Company and its shareholders,” Phillips stated.

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Earlier this year the Company announced that approximately $5.4 million was missing from an escrow account established to facilitate the purchase and construction of the Southern Peaks Regional Treatment Center. At the time, the Company announced a $0.23 per share charge against 2003 earnings to account for the missing funds.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, the ability to collect in full on the judgment in the Longboat case.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com) has 66 facilities in 16 states and the District of Columbia and 5 facilities under development or construction, including a facility in one additional state. Cornell has a total service capacity of 18,205, including capacity for 2,726 individuals that will be available upon completion of facilities under development or construction.

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